                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



We consent to incorporation by reference in Registration Statement Nos. 333-58793 and 333-87398 on Form S-3 and Registration Statement Nos. 333-37859, 333-39036, 333-75629 and 333-91960 on Forms S-8 of Meritage Corporation of our reports, dated March 25, 2002, relating to the consolidated financial statements of Hammonds Homes, Ltd. and Subsidiaries as of December 31, 2001 and December 31, 2000, and each of the years in the three year period ended December 31, 2001 and Crystal City Land & Cattle, Ltd. and Subsidiaries as of December 31, 2001 and from August 23, 2001 (date of inception) to December 31, 2001, appearing in this form 8-K/A of Meritage Corporation.



/s/ Kolkhorst & Kolkhorst


Houston, Texas
September 9, 2002